Filed pursuant to 424(b)(3)
Registration #333-103799

SUPPLEMENT NO. 43
DATED DECEMBER 13, 2004
TO THE PROSPECTUS DATED SEPTEMBER 15, 2003
OF INLAND WESTERN RETAIL REAL ESTATE TRUST, INC.

We are providing this Supplement No. 43 to you in order to supplement our prospectus. This supplement updates information in the "Prospectus Summary", "Real Property Investments" and "Plan of Distribution" sections of our prospectus. This Supplement No. 43 supplements, modifies or supersedes certain information contained in our prospectus, Supplement No. 42 dated November 24, 2004, Supplement No. 41 dated November 16, 2004, Supplement No. 40 dated November 9, 2004, Supplement No. 39 dated November 1, 2004, Supplement No. 38 dated October 22, 2004, and Supplement No. 37 dated October 13, 2004, (Supplement No. 37 superseded certain information contained in our prospectus and prior supplements dated between October 23, 2003 and October 13, 2004), and must be read in conjunction with our prospectus.

Prospectus Summary

The types of real estate that we may acquire and manage.

The fourth paragraph under this section on "The types of real estate that we may acquire and manage", which starts on page 1 of our prospectus is superceded in the entirety to read as follows:

The geographic focus of our portfolio continues to be western U.S. markets; yet, at the present time, we believe that properties available for sale east of the Mississippi River are offering more favorable investment returns. Our objective continues to be to acquire quality properties primarily for income as distinguished from primarily for capital gain. As a result, many of our recently acquired properties and properties that we currently have under contract for purchase are located in eastern U.S. markets. However, over the long-term, we expect the portfolio to consist of properties located primarily west of the Mississippi River. Where feasible, we will endeavor to acquire multiple properties within the same major metropolitan markets where the acquisitions result in efficient property management operations with the potential to achieve market dominance. As a result, we may have clusters of properties east of the Mississippi.

Real Property Investments

The discussion under this section, which starts on page 98 of our prospectus, is modified and supplemented by the following information regarding properties we have acquired or intend to acquire.

Gateway Pavilion, Avondale, Arizona

On December 7, 2004, we purchased 318,410 gross leasable square feet (which includes 7,000 square feet of ground lease space) of a 620,000 square foot newly constructed shopping center known as Gateway Pavilion. We have the option to purchase the remaining portion upon completion during 2005. The center is located at Interstate 10 and 101 Loop Freeway in Avondale, Arizona.

We purchased this property from an unaffiliated third party. Our total acquisition cost was approximately $68,768,000. This amount may increase by additional costs which have not yet been finally determined. We expect any additional costs to be insignificant. Our acquisition cost was approximately $216 per square foot of leasable space.

We purchased this property with our own funds. However, we expect to place financing on the property at a later date.

We do not intend to make significant repairs and improvements to this property over the next few years. However, if we were to make any repairs or improvements, the tenants would be obligated to pay a substantial portion of any monies spent pursuant to the provisions of their respective leases.

Three tenants, Circuit City, Sports Authority and Mor Furniture, lease more than 10% of the total gross leasable area of the property. The lease term will be determined in accordance with the tenant's commencement date. The lease with this tenant requires the tenant to pay base annual rent on a monthly basis as follows:
			Base Rent
	Approximate	% of Total	Per Square
	GLA Leased	Phase I	Foot Per	Lease	Term
Lessee	(Sq. Ft.)	GLA	Annum ($)	Beginning	To

Circuit City	32,500	10	13.50	12/03	01/19

Sports Authority	35,700	11	11.50	10/03	01/14
Mor Furniture *	35,000	11	9.90	12/04	11/14

* Ten year lease term has not yet commenced, however, the expiration date may change based upon the tenant's actual occupancy date.

For federal income tax purposes, the depreciable basis in this property will be approximately $51,576,000. When we calculate depreciation expense for tax purposes, we will use the straight-line method. We depreciate buildings and improvements based upon estimated useful lives of 40 and 20 years, respectively.

The portion of Gateway Pavilion which we anticipate purchasing was newly constructed between 2003 and 2004. As of December 1, 2004, this property was 92% leased, with a total of 292,505 square feet leased to 39 tenants and one ground lease tenant. The following table sets forth certain information with respect to those leases:
	Approximate GLA Leased		Current Annual	Base Rent Per Square Foot
Lessee	(Sq. Ft.)	Lease Ends	Rent ($)	Per Annum ($)
Mattress Outlet	3,262	01/08	81,550	25.00
T-Mobile	2,200	02/08	61,600	28.00
Great Clips	1,200	02/08	31,200	26.00
Game Stop	1,505	02/08	39,130	26.00
Cold Stone Creamery	1,400	03/08	37,694	26.92
Port of Subs	1,800	04/08	48,204	26.78
Cactus Creek	1,300	05/08	33,800	26.00
Studio 101	1,261	11/08	30,264	24.00
Liberty Fitness	1,653	12/08	38,019	23.00
Eagle Flooring	3,220	12/08	81,272	25.24
AT&T Wireless	1,300	01/09	36,153	27.81
Tan Frenzee	1,443	01/09	36,075	25.00
Jamba Juice	1,200	06/09	33,600	28.00
Remedy Temp, Inc.	1,200	06/09	32,400	27.00
Johnny Rockets *	2,368	09/09	59,200	25.00
Ray's Pizza	1,980	04/11	51,480	26.00
Saba's Western Wear	4,509	06/11	54,108	12.00
Native New Yorker	7,001	03/13	138,023	19.71
La Nails	2,200	03/13	55,000	25.00
Sunny Neigh DDS	2,000	03/13	51,000	25.50
Koyoto Bowl	1,980	03/13	43,560	22.00
Panda Express	2,256	03/13	58,656	26.00
Quizno's	1,472	03/13	36,800	25.00
Baja Fresh Mexican Grill	2,969	04/13	71,256	24.00
Starbucks	1,504	08/13	42,112	28.00
Marshalls	28,150	10/13	267,425	9.50
Bed, Bath & Beyond	25,063	01/14	275,693	11.00
Carrabbas	6,100	01/14	86,986	14.26
Sports Authority	35,700	01/14	410,550	11.50
Peter Piper Pizza	10,000	10/14	180,000	18.00
The Vitamin Shoppe *	4,500	10/14	135,000	30.00
Mor Furniture *	35,000	11/14	346,500	9.90
PETCO	14,668	01/15	238,355	16.25
Krispy Creme Doughnuts	4,200	12/18	80,000	19.05
Borders Books	20,000	01/19	245,000	12.25
Circuit City	32,500	01/19	438,750	13.50
Red Robin (Ground Lease)	7,000	03/19	85,000	N/A
Paul Lee's Chinese Kitchen *	6,000	10/19	87,500	14.58
Village Inn	4,441	11/19	140,025	31.53
McDonalds	5,000	09/23	72,500	14.50

* Lease terms have not yet commenced, however, the expiration date may change based upon the tenant's actual occupancy date.

In general, each tenant will pay its proportionate share of real estate taxes, insurance and common area maintenance costs, although the leases with some tenants may provide that the tenant's liability for such expenses is limited in some way, usually so that their liability for such expenses does not exceed a specified amount.

Five Forks, Simpsonville, South Carolina

On December 7, 2004, we purchased an existing shopping center known as Five Forks, containing 64,173 gross leasable square feet. The center is located at Woodruff Road and Batesville Road in Simpsonville, South Carolina.

We purchased this property from an unaffiliated third party. Our total acquisition cost was approximately $8,086,000. This amount may increase by additional costs which have not yet been finally determined. We expect any additional costs to be insignificant. Our acquisition cost was approximately $126 per square foot of leasable space.

We purchased this property with our own funds. However, we expect to place financing on the property at a later date.

We do not intend to make significant repairs and improvements to this property over the next few years. However, if we were to make any repairs or improvements, the tenants would be obligated to pay a substantial portion of any monies spent pursuant to the provisions of their respective leases.

One tenant, Bi-Lo, leases more than 10% of the total gross leasable area of the property. The lease with this tenant requires the tenant to pay base annual rent on a monthly basis as follows:
Base Rent
	Approximate		Per Square
	GLA Leased	% of Total	Foot Per	Lease	Term
Lessee	(Sq. Ft.)	GLA	Annum ($)	Beginning	To

Bi-Lo	46,673	73	8.71	10/99	10/19

For federal income tax purposes, the depreciable basis in this property will be approximately $6,065,000. When we calculate depreciation expense for tax purposes, we will use the straight-line method. We depreciate buildings and improvements based upon estimated useful lives of 40 and 20 years, respectively.

Five Forks was built in 1999. As of December 1, 2004, this property was 95% occupied, with a total 60,673 square feet leased to eight tenants. The following table sets forth certain information with respect to those leases:
	Approximate GLA Leased		Current Annual	Base Rent Per Square Foot
Lessee	(Sq. Ft.)	Lease Ends	Rent ($)	Per Annum ($)

Dr. Brian Hodges DMD	2,100	11/05	29,400	14.00
Summer Sun Adventures	2,000	12/06	28,000	14.00
Cost Cutters	1,600	12/06	22,400	14.00
Prime Communications	1,200	05/07	16,200	13.50
Postal Annex	1,600	11/07	23,200	14.50
Oxford Cleaners	1,500	12/09	21,750	14.50
El Jalisco	4,000	01/10	48,000	12.00
Bi-Lo	46,673	10/19	406,522	8.71

In general, each tenant will pay its proportionate share of real estate taxes, insurance and common area maintenance costs, although the leases with some tenants may provide that the tenant's liability for such expenses is limited in some way, usually so that their liability for such expenses does not exceed a specified amount.

Shops at Forest Commons, Round Rock, Texas

On December 7, 2004, we purchased an existing shopping center known as Shops at Forest Commons, containing 34,756 gross leasable square feet. The center is located at Gattis School Road and CR 12 in Round Rock, Texas.

We purchased this property from an unaffiliated third party. Our total acquisition cost was approximately $7,505,000. This amount may increase by additional costs which have not yet been finally determined. We expect any additional costs to be insignificant. Our acquisition cost was approximately $216 per square foot of leasable space.

We purchased this property with our own funds and the assumption of the existing mortgage debt on the property. The outstanding balance on the mortgage debt is approximately $5,250,000. This loan requires monthly principal and interest payments based on a fixed interest rate of 6.34% per annum. The loan matures in September 2013.

We do not intend to make significant repairs and improvements to this property over the next few years. However, if we were to make any repairs or improvements, the tenants would be obligated to pay a substantial portion of any monies spent pursuant to the provisions of their respective leases.

One tenant, Blockbuster Video, leases more than 10% of the total gross leasable area of the property. The lease with this tenant requires the tenant to pay base annual rent on a monthly basis as follows:
Base Rent
	Approximate		Per Square
	GLA Leased	% of Total	Foot Per	Lease	Term
Lessee	(Sq. Ft.)	GLA	Annum ($)	Beginning	To
Blockbuster Video	4,000	12	18.00	01/03	12/07

For federal income tax purposes, the depreciable basis in this property will be approximately $5,629,800. When we calculate depreciation expense for tax purposes, we will use the straight-line method. We depreciate buildings and improvements based upon estimated useful lives of 40 and 20 years, respectively.

Shops at Forest Commons was built during 2002. As of December 1, 2004, this property was 100% occupied, with a total 34,756 square feet leased to 16 tenants. The following table sets forth certain information with respect to those leases:
	Approximate GLA Leased		Current Annual	Base Rent Per Square Foot
Lessee	(Sq. Ft.)	Lease Ends	Rent ($)	Per Annum ($)

Scap Stop	2,226	09/07	40,068	18.00
Austin's Pizza	1,442	11/07	25,956	18.00
Subway	1,602	11/07	28,836	18.00
Blockbuster Video	4,000	12/07	72,000	18.00
Moondance Wine and Spirit	3,162	12/07	56,916	18.00
Post Net	1,522	12/07	28,918	19.00
Reid's Cleaners	1,242	12/07	22,356	18.00
Nail & Skin	1,362	12/07	27,240	20.00
Cost Cutters	1,522	01/08	27,396	18.00
TCBY	1,282	01/08	25,640	20.00
Common Grounds (Coffee House)	2,228	04/08	40,104	18.00
Bamboo Cafe	2,721	05/08	54,420	20.00
Niblocks ATA Black B	2,424	07/08	43,632	18.00
VP Salon & Gifts	2,684	08/08	48,312	18.00
Cardsmart	2,645	11/09	47,610	18.00
St. David's	2,692	05/10	48,456	18.00

In general, each tenant will pay its proportionate share of real estate taxes, insurance and common area maintenance costs, although the leases with some tenants may provide that the tenant's liability for such expenses is limited in some way, usually so that their liability for such expenses does not exceed a specified amount.

Placentia Town Center, Placentia, California

On December 7, 2004, we purchased 110,962 gross leasable square feet of a 142,666 square foot existing shopping center known as Placentia Town Center. The center is located at Yorba Linda Boulevard and Kraemer Boulevard in Placentia, California.

We purchased this property from an unaffiliated third party. Our total acquisition cost was approximately $24,865,000. This amount may increase by additional costs which have not yet been finally determined. We expect any additional costs to be insignificant. Our acquisition cost was approximately $224 per square foot of leasable space.

We purchased this property with our own funds. However, we expect to place financing on the property at a later date.

We do not intend to make significant repairs and improvements to this property over the next few years. However, if we were to make any repairs or improvements, the tenants would be obligated to pay a substantial portion of any monies spent pursuant to the provisions of their respective leases.

Three tenants, Ross Dress for Less, OfficeMax and Bank of America, each lease more than 10% of the total gross leasable area of the portion of the property we anticipate purchasing. The leases with these tenants require the tenants to pay base annual rent on a monthly basis as follows:
			Base Rent
	Approximate		Per Square
	GLA Leased	% of Total	Foot Per	Lease	Term
Lessee	(Sq. Ft.)	GLA	Annum ($)	Beginning	To

Ross Dress for Less	26,400	24	12.75	12/95	01/06

OfficeMax	24,768	22	12.00	01/97	12/11

Bank of America	11,162	10	22.44	05/75	05/14

For federal income tax purposes, the depreciable basis in this property will be approximately $18,649,000. When we calculate depreciation expense for tax purposes, we will use the straight-line method. We depreciate buildings and improvements based upon estimated useful lives of 40 and 20 years, respectively.

Placentia Town Center was built in 1973 and redeveloped in 2000. As of December 1, 2004, the portion of the property we purchased was 100% occupied, with a total 110,962 square feet leased to 21 tenants. The following table sets forth certain information with respect to those leases:
	Approximate GLA Leased		Current Annual	Base Rent Per Square Foot
Lessee	(Sq. Ft.)	Lease Ends	Rent ($)	Per Annum ($)
Bagel Me	2,000	01/05	50,148	25.07
Baskin Robbins	1,117	04/05	26,808	24.00
Beauty Avenue	4,720	09/05	84,205	17.84
Courtesy Cleaners	1,200	10/05	25,896	21.56
Ross Dress for Less	26,400	01/06	336,600	12.75
Don's Shoe Repair	480	01/08	12,115	25.24
Suntan Shop	2,000	04/08	47,841	23.92
KC Nails	1,080	06/08	17,304	16.02
One N One Clothing	2,950	08/08	55,209	18.71
Ha-P Discount	4,130	11/08	64,428	15.60
Paolini's	3,940	06/09	59,100	15.00
Whole Enchilada	2,580	07/09	42,500	16.47
Tossed Board Shop	2,596	09/09	52,335	20.16
Jewels by Justin	2,360	10/09	37,620	15.94
Kwon's Olympic Tae Kwon Do	1,800	12/09	23,362	12.98
Huntington Learning Center	3,304	01/10	65,419	19.80
Philly's Best	1,525	12/10	42,410	27.81
OfficeMax	24,768	12/11	297,216	12.00
Wok Experience	1,915	10/13	62,142	32.45
Bank of America	11,162	05/14	250,475	22.44
Marie Callender's	8,935	10/14	128,160	14.34

In general, each tenant will pay its proportionate share of real estate taxes, insurance and common area maintenance costs, although the leases with some tenants may provide that the tenant's liability for such expenses is limited in some way, usually so that their liability for such expenses does not exceed a specified amount.

Northwoods Shopping Center, Wesley Chapel, Florida

On December 7, 2004, we purchased a portion of a newly constructed shopping center known as Northwoods Shopping Center, consisting of 96,151 gross leasable square feet. We purchased 74,647 gross leasable feet (which includes 3,150 square feet of space leased to a tenant under a ground lease) and intend to purchase the remaining 21,504 square feet when construction has been completed and the tenants have commenced paying rent for the remaining portion. The center is located at Bruce B. Downs Boulevard and County Line Road in Wesley Chapel, Florida.

We purchased this property from an unaffiliated third party. Our acquisition cost for the portion that we purchased was approximately $13,963,800 and the remaining portion will be $6,386,000. This amount may increase by additional costs which have not yet been finally determined. We expect any additional costs to be insignificant. Our total acquisition cost for the portion that we purchased was approximately $187 per square foot of leasable space.

We purchased this property with our own funds. However, we expect to place financing on the property at a later date.

We do not intend to make significant repairs and improvements to this property over the next few years. However, if we were to make any repairs or improvements, the tenants would be obligated to pay a substantial portion of any monies spent pursuant to the provisions of their respective leases.

Two tenants, Marshalls and PETCO, each lease more than 10% of the total gross leasable area of the portion of the property we purchased. The leases with these tenants require the tenants to pay base annual rent on a monthly basis as follows:
			Base Rent
	Approximate		Per Square
	GLA Leased	% of Total	Foot Per	Lease	Term
Lessee	(Sq. Ft.)	GLA	Annum ($)	Beginning	To

Marshals	30,000	31	7.95	08/03	07/13

PETCO	15,257	16	15.25	11/02	11/12

For federal income tax purposes, the depreciable basis in the portion of the property we purchased will be approximately $10,473,000 and will be $15,263,000, once we have purchased the remaining portion. When we calculate depreciation expense for tax purposes, we will use the straight-line method. We depreciate buildings and improvements based upon estimated useful lives of 40 and 20 years, respectively.

Northwoods Center was built between 2002 and 2004. As of December 1, 2004, the portion of the property we purchased was 100% occupied, with a total 74,647 square feet leased to 15 tenants and one ground lease tenant. The following table sets forth certain information with respect to those leases:
	Approximate GLA Leased		Current Annual	Base Rent Per Square Foot
Lessee	(Sq. Ft.)	Lease Ends	Rent ($)	Per Annum ($)

Nails on Nails	1,139	12/07	27,336	24.00
Hair Masters	1,106	01/08	24,332	22.00
Art Mart	1,301	02/08	28,622	22.00
Post Net	1,302	02/08	27,459	21.09
EB Games	2,000	04/08	50,000	25.00
Leslie's Poolmart	2,269	12/08	51,053	22.50
Washington Mutual Bank	4,000	04/09	104,000	26.00
Pizza Suprema II	2,304	03/10	46,080	20.00
Dr. Jiminez	1,700	04/10	35,700	21.00
PETCO	15,257	11/12	232,669	15.25
Futons Etc.	2,500	12/12	52,500	21.00
Ho's Chinese	1,019	01/13	22,418	22.00
Honey Baked Ham	2,800	06/13	61,600	22.00
Marshalls	30,000	07/13	238,500	7.95
Payless Shoe Source	2,800	11/13	50,008	17.86
Arby's (Ground Lease)	3,150	03/23	54,999	N/A

In general, each tenant will pay its proportionate share of real estate taxes, insurance and common area maintenance costs, although the leases with some tenants may provide that the tenant's liability for such expenses is limited in some way, usually so that their liability for such expenses does not exceed a specified amount.

Gateway Station, College Station, Texas

On December 7, 2004, we purchased a portion of a newly constructed shopping center known as Gateway Station, consisting of 23,438 gross leasable square feet. We purchased 19,537 gross leasable square feet and intend to purchase the remaining 3,901 square feet when construction has been completed and the tenants have commenced paying rent for the remaining portion. The center is located at 1501 University Drive at Loop 6 in College Station, Texas.

We purchased this property from an unaffiliated third party. Our acquisition cost for the portion we purchased was approximately $5,093,400 and the remaining portion will be $1,407,000. This amount may increase by additional costs which have not yet been finally determined. We expect any additional costs to be insignificant. Our total acquisition cost for the portion that we purchased was approximately $261 per square foot of leasable space.

We purchased this property with our own funds. However, we expect to place financing on the property at a later date.

We do not intend to make significant repairs and improvements to this property over the next few years. However, if we were to make any repairs or improvements, the tenants would be obligated to pay a substantial portion of any monies spent pursuant to the provisions of their respective leases.

Five tenants, Kirkland's, Talbots, Joseph A. Banks, Chico's and Heartworks, each lease more than 10% of the total gross leasable area of the portion of the property we purchased. The leases with these tenants require the tenants to pay base annual rent on a monthly basis as follows:
			Base Rent
	Approximate		Per Square
	GLA Leased	% of Total	Foot Per	Lease	Term
Lessee	(Sq. Ft.)	GLA	Annum ($)	Beginning	To
Kirkland's	5,000	20	22.00	06/04	01/15

Talbots	4,200	20	18.00	08/04	01/15

Joseph A. Banks	3,905	10	20.00	06/04	01/15

Chico's	2,740	10	20.00	06/04	06/09

Heartworks	2,191	10	25.00	12/04	11/09

For federal income tax purposes, the depreciable basis in the portion of the property we purchased will be approximately $3,820,000 and will be $4,875,000 once we purchase the remaining portion. When we calculate depreciation expense for tax purposes, we will use the straight-line method. We depreciate buildings and improvements based upon estimated useful lives of 40 and 20 years, respectively.

Gateway Station was built during 2003 and 2004. As of December 1, 2004, the portion of the property we purchased was 100% occupied, with a total 19,537 square feet leased to six tenants. The following table sets forth certain information with respect to those leases:
	Approximate GLA Leased		Current Annual	Base Rent Per Square Foot
Lessee	(Sq. Ft.)	Lease Ends	Rent ($)	Per Annum ($)
Chico's	2,740	06/09	54,806	20.00
Heartworks	2,191	11/09	54,774	25.00
Douglas Jewelers	1,754	03/10	43,850	25.00
Kirkland's	5,000	01/15	110,000	22.00
Talbots	4,200	01/15	75,600	18.00
Joseph A. Banks	3,905	01/15	78,100	20.00

In general, each tenant will pay its proportionate share of real estate taxes, insurance and common area maintenance costs, although the leases with some tenants may provide that the tenant's liability for such expenses is limited in some way, usually so that their liability for such expenses does not exceed a specified amount.

Potential Property Acquisitions

We are currently considering acquiring the properties listed below. Our decision to acquire these properties will generally depend upon:

  no material adverse change occurring relating to the properties, the tenants or in the local economic conditions;
  our receipts of sufficient net proceeds from this offering and financing proceeds to make these acquisition; and
  our receipt of satisfactory due diligence information including appraisals, environmental reports and lease information.

Other properties may be identified in the future that we may acquire before or instead of these properties. We cannot guarantee that we will complete these acquisitions.

In evaluating these properties as potential acquisitions and determining the appropriate amount of consideration to be paid for each property, we have considered a variety of factors including, overall valuation of net rental income, location, demographics, quality of tenant, length of lease, price per square foot, occupancy and the fact that overall rental rate at the shopping center is comparable to market rates. We believe that these properties are well located, have acceptable roadway access, are well maintained and have been professionally managed. These properties will be subject to competition from similar shopping centers within their market area, and their economic performance could be affected by changes in local economic conditions. We did not consider any other factors materially relevant to our decision to acquire these properties.

American Express Portfolio

We anticipate purchasing the following eight office buildings constructed between 1975 and 2000 and leasing them back to American Express Travel Related Services Company, Inc., IDS Property Casualty Insurance Corporation, and AMEX Canada, Inc., containing a total of 2,597,000 gross square feet.

Location	Approximate Square Feet	Lease Term	Approximate Purchase Price ($)
20022 N. 31st Avenue	337,439	10 years	54,000,000
Phoenix, AZ

20002 N. 19th Avenue	117,556	10 years	14,000,000
Phoenix, AZ

1001 N. 3rd Avenue	541,542	10 years	95,000,000
Minneapolis, MN

3500 Packerland Dr.	132,336	10 years	18,000,000
Depere, WI

101 McNabb Street	306,710	10 years	42,000,000
Markham, Ontario, Canada

4315 South 2700 West	395,787	10 years	48,000,000
Salt Lake City, UT

7701 Airport Center	389,377	10 years	56,000,000
Greensboro, NC

777 American Expressway	376,348	10 years	63,000,000
Ft. Lauderdale, FL

Total	2,597,095		390,000,000

We anticipate purchasing this American Express Portfolio from an unaffiliated third party. Our total acquisition cost, including expenses, is expected to be approximately $390,000,000. This amount may increase by additional costs which have not yet been finally determined. We expect any additional costs to be insignificant. Our acquisition cost is expected to be approximately $150 per square foot of leasable space.

We intend to purchase these properties with our own funds. However, we expect to place financing on the properties at a later date.

In evaluating these properties as potential acquisitions and determining the appropriate amount of consideration to be paid for the properties, we considered a variety of factors including location, demographics, quality of tenant, length of lease, price per square foot, occupancy and the fact that overall rental rate at the property is comparable to market rates. We believe that each of these properties is well located, has acceptable roadway access and is well maintained. These properties will be subject to competition from similar properties within their market area, and economic performance could be affected by changes in local economic conditions. We did not consider any other factors materially relevant to the decision to acquire these properties.

One tenant, American Express' related entities, will lease 100% of the total gross leasable area of each property. The lease with this tenant requires the tenant to pay base annual rent on a monthly basis as follows:
	Approximate	% of Total Gross Square Feet of	Estimated	Base Rent Per Square	Estimated *
Lessee/	Gross	each	Annual	Foot Per	Lease	Term
Location	(Sq. Ft.)	Property	Rent ($)**	Annum ($)	Beginning	To

20022 N. 31st Avenue	337,439	100	3,505,734	10.39	12/04	11/14
Phoenix, AZ

20002 N. 19th Avenue	117,556	100	908,894	7.73	12/04	11/14
Phoenix, AZ

1001 N. 3rd Avenue	541,542	100	6,167,495	11.39	12/04	11/14
Minneapolis, MN

3500 Packerland Dr.	132,336	100	1,168,578	8.83	12/04	11/14
Depere, WI

101 McNabb Street	306,710	100	2,726,682	8.89	12/04	11/14
Markham, Ontario, Canada

4315 South 2700 West	395,787	100	3,116,208	7.87	12/04	11/14
Salt Lake City, UT

7701 Airport Center	389,377	100	3,635,576	9.34	12/04	11/14
Greensboro, NC

777 American Expressway	376,348	100	4,090,023	10.87	12/04	11/14
Ft. Lauderdale, FL

*   Estimated lease term - Lease term to commence on date of sale of the property and have a primary ten year term. Tenant can exercise up to six five-year options on each property.

** Estimated annual rent for the first five years of the primary term.

For federal income tax purposes, the depreciable basis in these properties will be approximately $292,500,000. When we calculate depreciation expense for tax purposes, we will use the straight-line method. We depreciate buildings and improvements based upon estimated useful lives of 40 and 20 years, respectively.

Shoppes of Warner Robbins, Warner Robins, Georgia

We anticipate purchasing a newly constructed shopping center known as Shoppes of Warner Robins, containing 70,740 of gross leasable square feet. The center is located at S.R. 96 and Lakejoy Road in Warner Robins, Georgia.

We anticipate purchasing this property from an unaffiliated third party. Our total acquisition cost is expected to be approximately $13,374,000. This amount may increase by additional costs which have not yet been finally determined. We expect any additional costs to be insignificant. Our acquisition cost is expected to be approximately $189 per square foot of leasable space.

We intend to purchase this property with our own funds. However, we expect to place financing on the property at a later date.

We do not intend to make significant repairs and improvements to this property over the next few years. However, if we were to make any repairs or improvements, the tenants would be obligated to pay a substantial portion of any monies spent pursuant to the provisions of their respective leases.

One tenant, Publix, leases more than 10% of the total gross leasable area of the property. The lease with this tenant requires the tenant to pay base annual rent on a monthly basis as follows:
Base Rent
	Approximate	% of Total	Per Square
	GLA Leased	Phase I	Foot Per	Lease	Term
Lessee	(Sq. Ft.)	GLA	Annum ($)	Beginning	To
Publix	38,990	55	9.50	11/04	11/24

For federal income tax purposes, the depreciable basis in this property will be approximately $10,031,000. When we calculate depreciation expense for tax purposes, we will use the straight-line method. We depreciate buildings and improvements based upon estimated useful lives of 40 and 20 years, respectively.

Shoppes at Warner Robins was newly constructed in 2004. This property is currently leasing up the remaining vacancies. As of December 1, 2004, this property was 78% occupied, with a total of 55,140 square feet leased to 12 tenants. The following table sets forth certain information with respect to those leases:
	Approximate GLA Leased		Current Annual	Base Rent Per Square Foot
Lessee	(Sq. Ft.)	Lease Ends	Rent ($)	Per Annum ($)
Cutting Edge Salon	1,400	10/07	28,000	20.00
Sprint Wireless	1,400	10/07	26,600	19.00
International Tan	1,050	11/07	18,900	18.00
Nextel Communications	1,050	10/09	19,425	18.50
Love Your Clothes Cleaners	1,400	10/09	30,800	22.00
Just Mail	1,400	10/09	24,500	17.50
Luv Nail Salon	1,400	10/09	30,800	22.00
Hong Kong Restaurant	1,400	11/09	26,600	19.00
Subway	1,400	11/09	23,800	17.00
Cuts by Us	1,050	11/09	18,900	18.00
Paradise Video	3,200	12/09	52,800	16.50
Publix	38,990	11/24	370,405	9.50

In general, each tenant will pay its proportionate share of real estate taxes, insurance and common area maintenance costs, although the leases with some tenants may provide that the tenant's liability for such expenses is limited in some way, usually so that their liability for such expenses does not exceed a specified amount.

Academy Sports & Outdoors, San Antonio, Texas

We anticipate purchasing a newly constructed freestanding retail center known as Academy Sports & Outdoors, containing 70,910 of gross leasable square feet. The center is located at 2643 NW Loop 410 in San Antonio, Texas.

We anticipate purchasing this property from an unaffiliated third party. Our total acquisition cost is expected to be approximately $6,825,000. This amount may increase by additional costs which have not yet been finally determined. We expect any additional costs to be insignificant. Our acquisition cost is expected to be approximately $96 per square foot of leasable space.

We intend to purchase this property with our own funds. However, we expect to place financing on the property at a later date.

We do not intend to make significant repairs and improvements to this property over the next few years. However, if we were to make any repairs or improvements, the tenant would be obligated to pay a substantial portion of any monies spent pursuant to the provisions of their lease.

One tenant, Academy Sports & Outdoors, will lease 100% of the total gross leasable area of the property. The lease term will be determined in accordance with the tenant's commencement date. The lease with this tenant requires the tenant to pay base annual rent on a monthly basis as follows:
Base Rent
	Approximate		Per Square	Estimated
	GLA Leased	% of Total	Foot Per	Lease	Term
Lessee	(Sq. Ft.)	GLA	Annum ($)	Beginning	To

Academy Sports & Outdoors	70,910	100	7.51	12/04	11/24

For federal income tax purposes, the depreciable basis in this property will be approximately $5,119,000. When we calculate depreciation expense for tax purposes, we will use the straight-line method. We depreciate buildings and improvements based upon estimated useful lives of 40 and 20 years, respectively.

Mesa Fiesta, Mesa, Arizona

We anticipate purchasing an existing shopping center known as Mesa Fiesta, containing 194,892 of gross leasable square feet. The center is located at South Alma School Road and Grove Avenue in Mesa, Arizona.

We anticipate purchasing this property from an unaffiliated third party. Our total acquisition cost is expected to be approximately $36,855,000. This amount may increase by additional costs which have not yet been finally determined. We expect any additional costs to be insignificant. Our acquisition cost is expected to be approximately $189 per square foot of leasable space.

We anticipate purchasing this property with our own funds. However, we expect to place financing on the property at a later date.

We do not intend to make significant repairs and improvements to this property over the next few years. However, if we were to make any repairs or improvements, the tenants would be obligated to pay a substantial portion of any monies spent pursuant to the provisions of their respective leases.

Five tenants, Best Buy, Marshalls, Borders Books & Music, Comp USA and Oak Showcase, leases more than 10% of the total gross leasable area of the property. The leases with these tenants require the tenants to pay base annual rent on a monthly basis as follows:
			Base Rent
	Approximate		Per Square
	GLA Leased	% of Total	Foot Per	Lease	Term
Lessee	(Sq. Ft.)	GLA	Annum ($)	Beginning	To
Best Buy	39,482	20	11.35	09/94	08/08

Marshalls	31,500	16	11.50	02/95	01/10

Borders Books & Music	30,000	15	22.27	04/94	03/09

Comp USA	25,000	13	12.71	03/94	02/09

Oak Showcase	25,010	13	10.00	05/04	04/09

For federal income tax purposes, the depreciable basis in this property will be approximately $27,641,000. When we calculate depreciation expense for tax purposes, we will use the straight-line method. We depreciate buildings and improvements based upon estimated useful lives of 40 and 20 years, respectively.

Mesa Fiesta was built in 1994. As of December 1, 2004, this property was 100% occupied, with a total 194,892 square feet leased to eight tenants. The following table sets forth certain information with respect to those leases:
	Approximate GLA Leased		Current Annual	Base Rent Per Square Foot
Lessee	(Sq. Ft.)	Lease Ends	Rent ($)	Per Annum ($)
Famous Footwear	8,000	03/07	97,600	12.20
Best Buy	39,482	08/08	448,121	11.35
Comp USA	25,000	02/09	317,750	12.71
Cost Plus World Market	18,900	02/09	288,225	15.25
Staples	17,000	02/09	225,803	13.28
Borders Books & Music	30,000	03/09	668,226	22.27
Oak Showcase	25,010	04/09	250,100	10.00
Marshalls	31,500	01/10	362,250	11.50

In general, each tenant will pay its proportionate share of real estate taxes, insurance and common area maintenance costs, although the leases with some tenants may provide that the tenant's liability for such expenses is limited in some way, usually so that their liability for such expenses does not exceed a specified amount.

Phenix Crossing, Phenix City, Alabama

We anticipate purchasing a newly constructed shopping center known as Phenix Crossing, containing 56,563 of gross leasable square feet. The center is located at 5408 Summerville Highway in Phenix, Alabama.

We anticipate purchasing this property from an unaffiliated third party. Our total acquisition cost is expected to be approximately $10,065,000. This amount may increase by additional costs which have not yet been finally determined. We expect any additional costs to be insignificant. Our acquisition cost is expected to be approximately $178 per square foot of leasable space.

We intend to purchase this property with our own funds. However, we expect to place financing on the property at a later date.

We do not intend to make significant repairs and improvements to this property over the next few years. However, if we were to make any repairs or improvements, the tenants would be obligated to pay a substantial portion of any monies spent pursuant to the provisions of their respective leases.

One tenant, Publix, leases more than 10% of the total gross leasable area of the property. The lease with this tenant requires the tenant to pay base annual rent on a monthly basis as follows:
Base Rent
	Approximate	% of Total	Per Square
	GLA Leased	Phase I	Foot Per	Lease	Term
Lessee	(Sq. Ft.)	GLA	Annum ($)	Beginning	To

Publix	38,997	69	11.95	06/04	06/24

For federal income tax purposes, the depreciable basis in this property will be approximately $7,549,000. When we calculate depreciation expense for tax purposes, we will use the straight-line method. We depreciate buildings and improvements based upon estimated useful lives of 40 and 20 years, respectively.

Phenix Crossing was newly constructed in 2004. As of December 1, 2004, this property was 95% occupied, with a total of 53,817 square feet leased to nine tenants. The following table sets forth certain information with respect to those leases:
	Approximate GLA Leased		Current Annual	Base Rent Per Square Foot
Lessee	(Sq. Ft.)	Lease Ends	Rent ($)	Per Annum ($)
Package Store	1,400	11/07	20,384	14.56
Ace Cleaners	1,400	06/09	22,400	16.00
Nail Salon & Day Spa	1,400	07/09	22,400	16.00
China Panda	1,400	07/09	22,400	16.00
Movie Gallery	4,200	08/09	56,700	13.50
Headstart Hair	2,220	08/09	35,520	16.00
Zeb's Seafood & Chicken	1,400	08/09	23,310	16.65
Blimpie	1,400	09/09	22,400	16.00
Publix	38,997	06/24	466,014	11.95

In general, each tenant will pay its proportionate share of real estate taxes, insurance and common area maintenance costs, although the leases with some tenants may provide that the tenant's liability for such expenses is limited in some way, usually so that their liability for such expenses does not exceed a specified amount.

Metro Town Center, Phoenix, Arizona

We anticipate purchasing an existing shopping center known as Metro Town Center, containing 147,056 of gross leasable square feet. The center is located at 2821 West Peoria in Phoenix, Arizona.

We anticipate purchasing this property from an unaffiliated third party. Our total acquisition cost is expected to be approximately $31,266,000. This amount may increase by additional costs which have not yet been finally determined. We expect any additional costs to be insignificant. Our acquisition cost is expected to be approximately $213 per square foot of leasable space.

We anticipate purchasing this property with our own funds. However, we expect to place financing on the property at a later date.

We do not intend to make significant repairs and improvements to this property over the next few years. However, if we were to make any repairs or improvements, the tenants would be obligated to pay a substantial portion of any monies spent pursuant to the provisions of their respective leases.

Two tenants, Ross Dress for Less and PETsMART, each lease more than 10% of the total gross leasable area of the property. The leases with these tenants require the tenants to pay base annual rent on a monthly basis as follows:
			Base Rent
	Approximate		Per Square
	GLA Leased	% of Total	Foot Per	Lease	Term
Lessee	(Sq. Ft.)	GLA	Annum ($)	Beginning	To
Ross Dress for Less	30,187	21	11.50	04/04	01/15

PETsMART	22,500	15	10.91	01/03	01/18

For federal income tax purposes, the depreciable basis in this property will be approximately $23,450,000. When we calculate depreciation expense for tax purposes, we will use the straight-line method. We depreciate buildings and improvements based upon estimated useful lives of 40 and 20 years, respectively.

Metro Town Center was built during 1988 through 1990 and renovated in 2003 and 2004. This property is currently leasing up the remaining vacancies and certain tenants have executed leases for retail space within the shopping center. As of December 1, 2004, this property was 78% occupied, with a total 115,017 square feet leased to 19 tenants. The following table sets forth certain information with respect to those leases:
	Approximate GLA Leased		Current Annual	Base Rent Per Square Foot
Lessee	(Sq. Ft.)	Lease Ends	Rent ($)	Per Annum ($)
Metro Mattress	2,400	02/08	72,000	30.00
Subway	1,400	02/08	43,260	30.90
Cold Stone Creamery	1,200	02/08	35,844	29.87
Nextel Communications	1,200	03/08	38,400	32.00
Supercuts	1,200	04/08	33,600	28.00
Blockbuster Video	6,896	12/08	104,681	15.18
Tina Nails	1,710	03/09	47,779	27.94
Robeks	960	04/09	28,800	30.00
The UPS Store	1,600	08/09	44,800	28.00
Samurai Sams	1,600	02/10	52,800	33.00
Naturally Women	13,464	03/10	204,518	15.19
Chipotle Mexican Grill	2,800	12/12	89,600	32.00
Starbucks	1,500	03/13	47,100	31.40
Big 5 Sporting Goods	10,000	01/14	120,000	12.00
Vitamin Shoppe	5,000	09/14	170,000	34.00
Ross Dress for Less	30,187	01/15	347,151	11.50
PETsMART	22,500	01/18	245,375	10.91
Mimi's Cafe	7,000	12/18	70,000	10.00
Wendy's	2,400	07/19	74,500	31.04

In general, each tenant will pay its proportionate share of real estate taxes, insurance and common area maintenance costs, although the leases with some tenants may provide that the tenant's liability for such expenses is limited in some way, usually so that their liability for such expenses does not exceed a specified amount.

Shoppes at Lake Andrew, Viera, Florida

We anticipate purchasing an existing shopping center known as Shoppes at Lake Andrew, containing 144,772 of gross leasable square feet. The center is located at Wickham and I-95 in Viera, Florida.

We anticipate purchasing this property from an unaffiliated third party. Our total acquisition cost is expected to be approximately $28,300,000. This amount may increase by additional costs which have not yet been finally determined. We expect any additional costs to be insignificant. Our acquisition cost is expected to be approximately $195 per square foot of leasable space.

We intend to purchase this property with our own funds. However, we expect to place financing on the property at a later date.

We do not intend to make significant repairs and improvements to this property over the next few years. However, if we were to make any repairs or improvements, the tenants would be obligated to pay a substantial portion of any monies spent pursuant to the provisions of their respective leases.

Three tenants, Ross Dress for Less, Linens 'N Things and Rag Shop, each lease more than 10% of the total gross leasable area of the property. The leases with these tenants require the tenants to pay base annual rent on a monthly basis as follows:
			Base Rent
	Approximate	% of Total	Per Square
	GLA Leased	Phase I	Foot Per	Lease	Term
Lessee	(Sq. Ft.)	GLA	Annum ($)	Beginning	To

Ross Dress for Less	30,187	21	9.50	02/04	01/16

Linens 'N Things	28,240	20	12.50	02/04	01/15

Rag Shop	19,976	14	11.00	11/03	11/13

For federal income tax purposes, the depreciable basis in this property will be approximately $21,225,000. When we calculate depreciation expense for tax purposes, we will use the straight-line method. We depreciate buildings and improvements based upon estimated useful lives of 40 and 20 years, respectively.

Shoppes at Lake Andrew was built in 2003. As of December 1, 2004, this property was 100% occupied, with a total of 144,772 square feet leased to 18 tenants. The following table sets forth certain information with respect to those leases:
	Approximate GLA Leased		Current Annual	Base Rent Per Square Foot
Lessee	(Sq. Ft.)	Lease Ends	Rent ($)	Per Annum ($)
EB Games	1,800	08/08	43,200	24.00
Hair Cuttery	1,200	08/08	32,400	27.00
Asian Wok	1,200	09/08	32,400	27.00
Mattress Barn	4,520	10/08	83,620	18.50
The Blind Spot	1,200	01/09	31,200	26.00
Gulf Atlantic Hearing Aid	900	01/09	29,700	33.00
Subway	1,200	02/09	31,200	26.00
Dress Barn	4,312	06/09	74,536	18.50
Your House Interiors	9,748	07/09	151,094	15.50
Payless Shoesource	2,700	06/13	59,400	22.00
Cellular Express	1,200	08/13	33,372	27.81
Professional Nail	1,200	08/13	31,200	26.00
Petco	13,767	09/13	213,388	15.50
Shoe Carnival	10,800	10/13	135,000	12.50
Rag Shop	19,976	11/13	219,736	11.00
Pier 1 Imports	10,622	02/14	191,196	18.00
Linens 'N Things	28,240	01/15	353,000	12.50
Ross Dress for Less	30,187	01/16	286,776	9.50

In general, each tenant will pay its proportionate share of real estate taxes, insurance and common area maintenance costs, although the leases with some tenants may provide that the tenant's liability for such expenses is limited in some way, usually so that their liability for such expenses does not exceed a specified amount.

Green's Corner, Cumming, Georgia

We anticipate purchasing an existing shopping center known as Green's Corner, containing 82,792 of gross leasable square feet (which includes a ground lease space). The center is located at Georgia Highway 20 and Bethelview Road in Cumming, Georgia.

We anticipate purchasing this property from an unaffiliated third party. Our total acquisition cost is expected to be approximately $12,768,000. This amount may increase by additional costs which have not yet been finally determined. We expect any additional costs to be insignificant. Our acquisition cost is expected to be approximately $154 per square foot of leasable space.

We anticipate purchasing this property with our own funds. However, we expect to place financing on the property at a later date.

We do not intend to make significant repairs and improvements to this property over the next few years. However, if we were to make any repairs or improvements, the tenants would be obligated to pay a substantial portion of any monies spent pursuant to the provisions of their respective leases.

One tenant, Kroger, leases more than 10% of the total gross leasable area of the property. The lease with this tenant requires the tenant to pay base annual rent on a monthly basis as follows:
Base Rent
	Approximate		Per Square
	GLA Leased	% of Total	Foot Per	Lease	Term
Lessee	(Sq. Ft.)	GLA	Annum ($)	Beginning	To
Kroger	63,296	76	8.49	01/98	01/18

For federal income tax purposes, the depreciable basis in this property will be approximately $9,576,000. When we calculate depreciation expense for tax purposes, we will use the straight-line method. We depreciate buildings and improvements based upon estimated useful lives of 40 and 20 years, respectively.

Green's Corner was built in 1997. As of December 1, 2004, this property was 100% occupied, with a total 82,792 square feet leased to 11 tenants and one tenant subject to a ground lease. The following table sets forth certain information with respect to those leases:

	Approximate GLA Leased		Current Annual	Base Rent Per Square Foot
Lessee	(Sq. Ft.)	Lease Ends	Rent ($)	Per Annum ($)
Designer Cleaners	1,800	08/07	39,600	22.00
Blockbuster Video	6,000	09/07	99,000	16.50
The UPS Store	1,320	09/07	22,730	17.22
Subway	1,400	10/07	24,528	17.52
Great Clips	1,253	11/07	21,576	17.22
KB's BBQ & Rib Company	1,200	03/08	20,400	17.00
Golden Palace	2,793	04/08	48,905	17.51
Allstate Insurance	930	08/08	16,284	17.51
Cumming Nails & Tan	1,600	09/08	28,016	17.51
Bucks Pizza	1,200	01/09	19,800	16.50
McDonalds (Ground Lease)	*	01/17	49,280	N/A
Kroger	63,296	01/18	537,225	8.49

* To be determined.

In general, each tenant will pay its proportionate share of real estate taxes, insurance and common area maintenance costs, although the leases with some tenants may provide that the tenant's liability for such expenses is limited in some way, usually so that their liability for such expenses does not exceed a specified amount.

Newton Crossroads, Covington, Georgia

We anticipate purchasing an existing shopping center known as Newton Crossroads, containing 78,896 of gross leasable square feet. The center is located at Georgia Highway 20 and Brown Bridge Road in Covington, Georgia.

We anticipate purchasing this property from an unaffiliated third party. Our total acquisition cost is expected to be approximately $10,087,000. This amount may increase by additional costs which have not yet been finally determined. We expect any additional costs to be insignificant. Our acquisition cost is expected to be approximately $128 per square foot of leasable space.

We anticipate purchasing this property with our own funds. However, we expect to place financing on the property at a later date.

We do not intend to make significant repairs and improvements to this property over the next few years. However, if we were to make any repairs or improvements, the tenants would be obligated to pay a substantial portion of any monies spent pursuant to the provisions of their respective leases.

One tenant, Kroger, leases more than 10% of the total gross leasable area of the property. The lease with this tenant requires the tenant to pay base annual rent on a monthly basis as follows:

Base Rent
	Approximate		Per Square
	GLA Leased	% of Total	Foot Per	Lease	Term
Lessee	(Sq. Ft.)	GLA	Annum ($)	Beginning	To
Kroger	63,296	80	7.36	01/98	01/18

For federal income tax purposes, the depreciable basis in this property will be approximately $7,565,000. When we calculate depreciation expense for tax purposes, we will use the straight-line method. We depreciate buildings and improvements based upon estimated useful lives of 40 and 20 years, respectively.

Newton Crossroads was built in 1997. As of December 1, 2004, this property was 100% occupied, with a total 78,896 square feet leased to 11 tenants. The following table sets forth certain information with respect to those leases:
	Approximate GLA Leased		Current Annual	Base Rent Per Square Foot
Lessee	(Sq. Ft.)	Lease Ends	Rent ($)	Per Annum ($)
H & R Block	1,200	04/05	19,464	16.22
Washington Mutual Bank	3,000	04/07	51,300	17.10
Great Clips	1,200	06/07	20,664	17.22
GNC	1,200	07/07	19,476	16.23
Subway	1,200	07/07	22,140	18.45
Daily Nails	1,200	08/07	21,648	18.04
Family Dentistry	1,800	10/07	32,724	18.18
Peking Chinese Restaurant	1,200	10/07	19,476	16.23
Just New Releases	1,800	04/08	30,096	16.72
Best Cleaners	1,800	07/12	42,012	23.34
Kroger	63,296	01/18	465,700	7.36

In general, each tenant will pay its proportionate share of real estate taxes, insurance and common area maintenance costs, although the leases with some tenants may provide that the tenant's liability for such expenses is limited in some way, usually so that their liability for such expenses does not exceed a specified amount.

Stilesboro Oaks, Acworth, Georgia

We anticipate purchasing an existing shopping center known as Stilesboro Oaks, containing 80,772 of gross leasable square feet. The center is located at State Highway 176 and Stilesboro Road in Acworth, Georgia.

We anticipate purchasing this property from an unaffiliated third party. Our total acquisition cost is expected to be approximately $12,640,000. This amount may increase by additional costs which have not yet been finally determined. We expect any additional costs to be insignificant. Our acquisition cost is expected to be approximately $156 per square foot of leasable space.

We anticipate purchasing this property with our own funds. However, we expect to place financing on the property at a later date.

We do not intend to make significant repairs and improvements to this property over the next few years. However, if we were to make any repairs or improvements, the tenants would be obligated to pay a substantial portion of any monies spent pursuant to the provisions of their respective leases.

One tenant, Kroger, leases more than 10% of the total gross leasable area of the property. The lease with this tenant requires the tenant to pay base annual rent on a monthly basis as follows:
Base Rent
	Approximate		Per Square
	GLA Leased	% of Total	Foot Per	Lease	Term
Lessee	(Sq. Ft.)	GLA	Annum ($)	Beginning	To
Kroger	54,872	68	8.41	06/97	06/22

For federal income tax purposes, the depreciable basis in this property will be approximately $9,480,000. When we calculate depreciation expense for tax purposes, we will use the straight-line method. We depreciate buildings and improvements based upon estimated useful lives of 40 and 20 years, respectively.

Stilesboro Oaks was built in 19967. As of December 1, 2004, this property was 100% occupied, with a total 80,772 square feet leased to 13 tenants. The following table sets forth certain information with respect to those leases:
	Approximate GLA Leased		Current Annual	Base Rent Per Square Foot
Lessee	(Sq. Ft.)	Lease Ends	Rent ($)	Per Annum ($)
Nail Lite	1,050	03/06	22,438	21.37
Blockbuster Video	6,300	04/06	96,957	15.39
Mr. Wonton Chinese Takeout	1,050	05/06	19,509	18.58
The UPS Store	1,400	05/06	24,094	17.21
Vintage Bottle Shop	3,500	07/06	63,000	18.00
Gondolier Pizza	1,400	08/06	24,878	17.77
Great Clips	1,050	09/06	20,653	19.67
GNC	1,400	04/07	24,094	17.21
Solar Dimension Tanning	1,750	04/07	29,890	17.08
Dickson's Tae Kwon Do Plus	2,800	05/07	42,000	15.00
Clothing Care Cleaners	2,450	05/09	69,727	28.46
Subway	1,750	08/09	28,875	16.50
Kroger	54,872	06/22	461,606	8.41

In general, each tenant will pay its proportionate share of real estate taxes, insurance and common area maintenance costs, although the leases with some tenants may provide that the tenant's liability for such expenses is limited in some way, usually so that their liability for such expenses does not exceed a specified amount.

Holliday Towne Center, Duncansville, Pennsylvania

We anticipate purchasing an existing shopping center known as Holliday Towne Center, containing 83,122 of gross leasable square feet. The center is located at 1264 Old Route 22 in Duncansville, Pennsylvania.

We anticipate purchasing this property from an unaffiliated third party. Our total acquisition cost is expected to be approximately $14,727,000. This amount may increase by additional costs which have not yet been finally determined. We expect any additional costs to be insignificant. Our acquisition cost is expected to be approximately $177 per square foot of leasable space.

We intend to purchase this property with our own funds. However, we expect to place financing on the property at a later date.

We do not intend to make significant repairs and improvements to this property over the next few years. However, if we were to make any repairs or improvements, the tenants would be obligated to pay a substantial portion of any monies spent pursuant to the provisions of their respective leases.

One tenant, Martins Food, leases more than 10% of the total gross leasable area of the property. The lease with this tenant requires the tenant to pay base annual rent on a monthly basis as follows:
Base Rent
	Approximate	% of Total	Per Square
	GLA Leased	Phase I	Foot Per	Lease	Term
Lessee	(Sq. Ft.)	GLA	Annum ($)	Beginning	To

Martins	54,322	65	15.55	11/03	10/23

For federal income tax purposes, the depreciable basis in this property will be approximately $11,045,000. When we calculate depreciation expense for tax purposes, we will use the straight-line method. We depreciate buildings and improvements based upon estimated useful lives of 40 and 20 years, respectively.

Holliday Towne Center was built in 2003. As of December 1, 2004, this property was 80% occupied, with a total of 66,722 square feet leased to seven tenants and 3,600 square feet leased to one tenant who has not yet occupied their space. The following table sets forth certain information with respect to those leases:
	Approximate GLA Leased		Current Annual	Base Rent Per Square Foot
Lessee	(Sq. Ft.)	Lease Ends	Rent ($)	Per Annum ($)
FlexCheck	1,200	12/07	16,800	14.00
H&R Block	1,200	04/08	15,600	13.00
Movie Gallery	4,000	11/08	52,000	13.00
Holiday Hair	1,200	11/08	25,200	21.00
Fox's Pizza Den	1,600	11/09	22,400	14.00
Isabella's Hallmark *	3,600	12/09	43,200	12.00
STS Tanning	3,200	01/11	38,656	12.08
Martins	54,322	10/23	844,707	15.55

* Lease term has not yet commenced, however, the expiration date may change based upon the tenant's actual occupancy date.

In general, each tenant will pay its proportionate share of real estate taxes, insurance and common area maintenance costs, although the leases with some tenants may provide that the tenant's liability for such expenses is limited in some way, usually so that their liability for such expenses does not exceed a specified amount.

Cross Creek Shopping Center, Memphis, Tennessee

We anticipate purchasing an existing shopping center known as Cross Creek Shopping Center, containing 363,333 of gross leasable square feet. The center is located at 3593 Riverdale Road in Memphis, Tennessee.

We anticipate purchasing this property from an unaffiliated third party. Our total acquisition cost is expected to be approximately $56,300,000. This amount may increase by additional costs which have not yet been finally determined. We expect any additional costs to be insignificant. Our acquisition cost is expected to be approximately $155 per square foot of leasable space.

We anticipate purchasing this property with our own funds. However, we expect to place financing on the property at a later date.

We do not intend to make significant repairs and improvements to this property over the next few years. However, if we were to make any repairs or improvements, the tenants would be obligated to pay a substantial portion of any monies spent pursuant to the provisions of their respective leases.

Four tenants, Home Depot, Kroger, Rhodes Furniture and Babies "R" Us, each lease more than 10% of the total gross leasable area of the property. The leases with these tenants require the tenants to pay base annual rent on a monthly basis as follows:

			Base Rent
	Approximate		Per Square
	GLA Leased	% of Total	Foot Per	Lease	Term
Lessee	(Sq. Ft.)	GLA	Annum ($)	Beginning	To
Home Depot	102,661	28	10.84	09/96	01/17

Kroger	63,941	18	8.92	10/96	09/16

Rohdes Furniture	48,925	13	10.00	12/96	12/11

Babies "R" Us	42,296	12	8.80	09/96	09/06

For federal income tax purposes, the depreciable basis in this property will be approximately $42,225.000. When we calculate depreciation expense for tax purposes, we will use the straight-line method. We depreciate buildings and improvements based upon estimated useful lives of 40 and 20 years, respectively.

Cross Creek Shopping Center was built in 1995. As of December 1, 2004, this property was 100% occupied, with a total 363,333 square feet leased to 19 tenants. The following table sets forth certain information with respect to those leases:
	Approximate GLA Leased		Current Annual	Base Rent Per Square Foot
Lessee	(Sq. Ft.)	Lease Ends	Rent ($)	Per Annum ($)
BA Framer	2,011	05/05	34,187	17.00
Gould's Styling Salon	1,609	05/05	29,767	18.50
Le Nail Studio	1,206	09/05	22,308	18.50
Babies "R" Us	42,296	09/06	372,205	8.80
Old Navy	14,000	11/06	245,000	17.50
Bed, Bath & Beyond	35,000	01/07	367,500	10.50
Hallmark	3,975	02/07	59,625	15.00
Besigner's Fine Cleaners	1,206	03/07	21,708	18.00
Household Finance	2,183	02/08	41,472	19.00
GNC	1,450	07/08	29,767	20.53
Sprint PCS	3,000	11/08	64,560	21.52
Lenny's Sub Shop	2,183	09/09	39,300	18.00
Eye Masters	3,500	05/10	110,700	31.63
Rhodes Furniture	48,925	12/11	489,250	10.00
Comp USA	23,000	03/12	256,910	11.17
Hollywood Video	8,000	03/12	158,400	19.80
Kroger	63,941	09/16	570,132	8.92
Home Depot	102,661	01/17	1,113,162	10.84
Fazoli's Italian Restaurant	3,187	04/18	63,252	19.85

In general, each tenant will pay its proportionate share of real estate taxes, insurance and common area maintenance costs, although the leases with some tenants may provide that the tenant's liability for such expenses is limited in some way, usually so that their liability for such expenses does not exceed a specified amount.

23rd Street Plaza, Panama City, Florida

We anticipate purchasing an existing shopping center known as 23rd Street Plaza, containing 53,367 of gross leasable square feet. The center is located at 23rd Street and State Road 77 in Panama City, Florida.

We anticipate purchasing this property from an unaffiliated third party. Our total acquisition cost is expected to be approximately $7,257,000. This amount may increase by additional costs which have not yet been finally determined. We expect any additional costs to be insignificant. Our acquisition cost is expected to be approximately $136 per square foot of leasable space.

We intend to purchase this property with our own funds. However, we expect to place financing on the property at a later date.

We do not intend to make significant repairs and improvements to this property over the next few years. However, if we were to make any repairs or improvements, the tenants would be obligated to pay a substantial portion of any monies spent pursuant to the provisions of their respective leases.

Two tenants, Bed, Bath & Beyond and Ross Dress for Less, each lease more than 10% of the total gross leasable area of the property. The leases with these tenants require the tenants to pay base annual rent on a monthly basis as follows:
			Base Rent
	Approximate	% of Total	Per Square
	GLA Leased	Phase I	Foot Per	Lease	Term
Lessee	(Sq. Ft.)	GLA	Annum ($)	Beginning	To
Bed, Bath & Beyond	20,570	39	10.50	02/03	01/13

Ross Dress for Less	30,122	56	9.75	04/03	03/13

For federal income tax purposes, the depreciable basis in this property will be approximately $5,443,000. When we calculate depreciation expense for tax purposes, we will use the straight-line method. We depreciate buildings and improvements based upon estimated useful lives of 40 and 20 years, respectively.

23rd Street Plaza was built in 2003. As of December 1, 2004, this property was 95% leased, with a total of 50,692 square feet leased to two tenants. The following table sets forth certain information with respect to those leases:
	Approximate GLA Leased		Current Annual	Base Rent Per Square Foot
Lessee	(Sq. Ft.)	Lease Ends	Rent ($)	Per Annum ($)
Bed, Bath & Beyond	20,570	01/13	215,985	10.50
Ross Dress for Less	30,122	03/13	293,690	9.75

In general, each tenant will pay its proportionate share of real estate taxes, insurance and common area maintenance costs, although the leases with some tenants may provide that the tenant's liability for such expenses is limited in some way, usually so that their liability for such expenses does not exceed a specified amount.

Plan of Distribution

The following new subsection is inserted at the end of this section on page 148 of our prospectus.

Update

The following table updates shares sold in our offering as of December 10, 2004:

		Gross	Commission and fees	Net
	Shares	proceeds ($)	($) (1)	proceeds ($)

From our advisor	20,000	200,000	-	200,000

Our offering began September 15, 2003:	199,754,489	1,997,464,907	208,497,154	1,788,967,753

Shares sold pursuant to our distribution reinvestment program	3,079,019	29,250,678	-	29,250,678

Shares repurchased pursuant to our share repurchase program	(5,000)	(46,250)	-	(46,250)

	202,848,508	2,026,869,335	208,497,154	1,818,372,181

(1) Inland Securities Corporation serves as dealer manager of this offering and is entitled to receive selling commissions and certain other fees, as discussed further in our prospectus.